Exhibit 99.1

USANA Health Sciences Announces Appointment of Peggie Pelosi to Board of Directors

SALT LAKE CITY--(BUSINESS WIRE)--December 19, 2018--USANA Health Sciences, Inc. (NYSE: USNA) today announced the appointment of Peggie Pelosi to the company’s board of directors effective December 19, 2018. Ms. Pelosi joins the board as an independent director and brings expertise in corporate social responsibility and sustainability, as well as direct selling. The USANA board now has eight members, five of whom are independent.

Myron W. Wentz, Ph.D., Chairman of the Board, commented, “I’m very pleased to welcome Peggie Pelosi to our board. Her significant expertise in corporate social responsibility and sustainability, combined with more than two decades of direct selling experience, make her an excellent addition as an independent director. I look forward to the contributions she will make to the Board and USANA.”

Ms. Pelosi commented, “I am honored to accept a seat on the board of directors for a company with such strong corporate values. Having spent five years as an employee of USANA, I am very familiar with the company’s business. Although it has grown significantly since then, the company has maintained its commitment to its vision and continues to be a leader in its industry. I look forward to contributing to USANA’s future success.”

About Peggie Pelosi

Ms. Pelosi is a corporate social responsibility/sustainability practitioner. Since 2005, Ms. Pelosi has been the Founding Partner and Strategic Advisor at Orenda Connections, a corporate social responsibility consultancy in Toronto, Ontario, Canada. She is also an Instructor in the Certificate Program in Corporate Social Responsibility at the University of St. Michael's College in the University of Toronto, and a part-time Professor in Sustainable Business Management Post Graduate Studies at Seneca College, Faculty of Business in Toronto. Since 2015, she has also served as the Executive Director of Innovators Alliance, a network of CEOs focused on sustainable and profitable growth through innovation.

Prior to her career and academic work in corporate social responsibility and sustainability, Ms. Pelosi served as a member of the Company’s management team, first as Executive Director of Sales for Canada and then as Vice President of Network Development. She worked for the Company until 2004. While at the Company, Ms. Pelosi began the program that would evolve into the USANA True Health Foundation, and this led to her interest in corporate social responsibility. Prior to her roles at the Company, Ms. Pelosi had 15 years of direct selling leadership experience. Ms. Pelosi has also previously served on the Board of Directors of a number on non-profit organizations including the Children’s Hunger Fund and Big Brothers Big Sisters of Toronto. She is a graduate of the CSR program at St. Michael’s College at the University of Toronto.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

CONTACT:
Investors contact:
Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280